Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Electric Technologies, Inc. (formerly American Access Technologies, Inc.) of our report dated March 9, 2007 with respect to our audit of the consolidated financial statements of M&I Electric, Inc. and Subsidiary as of and for the years ended December 31, 2006 and 2005, which appears in the Annual Report on Form 10-K of American Electric Technologies, Inc. for the year ended December 31, 2007.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P. A.

Orlando, Florida
May 2, 2008